Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(NASDAQ: OSBC)	April 23, 2014

Contact:                                                J. Douglas Cheatham

Chief Financial Officer

(630) 906-5484

Old Second Reports First Quarter Net Income of $2.2 million.

Successful capital raise (over 15 million common shares) completed in April.

Loans increased $10.0 million at March 31, 2014, from December 31, 2013.  Increased commercial and commercial real estate loans.  Decreased residential real estate loans.

Ongoing improvements in asset quality substantiate $1.0 million loan loss reserve release.

Other Real Estate Owned (OREO) declines $1.3 million from year end 2013 to $40.2 million at March 31, 2014.

AURORA, IL, April 23, 2014 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (NASDAQ: OSBC), parent company of Old Second National Bank (the “Bank”), today announced financial results for the first quarter of 2014.  The Company reported net income of $2.2 million for the first quarter 2014, compared to a net income of $5.5 million in the first quarter of 2013.  The Company’s net income available to common stockholders of $630,000 or $0.04 per diluted share, for the quarter, compared to a net income available to common stockholders of $4.2 million, or $0.30 per diluted share, in the first quarter of 2013.

Chairman Bill Skoglund remarked “First quarter results reflect further measured progress on several key improvement objectives.  Importantly, our loan portfolio shows a second consecutive quarterly increase while nonperforming assets declined since year end.  Over the past year, OREO dropped sharply from $65.7 million at March 31, 2013, to $40.2 million at March 31, 2014.  Over the same period, nonaccrual loans declined from $64.9 million to $36.7 million.  Core profitability shows continued strength in an economy that continues to be uneven in its recovery.  Capital ratios remain strong and in excess of goals established by our Board of Directors.  Our community banking approach has been skillfully executed by our staff.  Our loyal customers and the communities we serve have recognized and realized benefit from our services.”

Mr. Skoglund continued “The Board and I are proud of Old Second and the great employees who do things every day to serve our customers and communities.  We completed our public offering of common stock earlier this month and expect the proceeds will position Old Second for greater growth.  The economy will continue to be challenging and our competitors are skillful but with additional capital, we are excited for 2014.  We will continue to work hard to reduce problem assets.  As business leader confidence grows with the recovery, we will also strive to grow loan earning assets with additional improvement in core profitability.”

The public offering was registered with the Securities and Exchange Commission.  The Company’s board of directors determined on April 3, 2014, that it was in the best interests of Company shareholders to sell common stock in the offering at $4.40 per share.  Old Second completed the sale of 15,525,000 shares at this price.  Net proceeds from the offering of over $64.0 million will be used to pay the accrued but unpaid interest on trust preferred securities, the accumulated but unpaid dividends on preferred stock and to repurchase certain shares of preferred stock.  Remaining proceeds will be used for general corporate purposes.

On April 21, 2014, the Company paid the accumulated unpaid interest on trust preferred securities and terminated the deferral period.  The interest will not be immediately paid by the indenture trustees to the holders of such trust preferred securities.  Instead, the indenture trustees will hold the interest payments in irrevocable deposit accounts.  The interest will be paid by the trustees on the next applicable payment dates under the indentures to the holders of the securities on the record dates set forth in the appropriate indenture.

On April 15, 2014, the Company declared a dividend of approximately $15.8 million on its Series B Fixed Rate Cumulative Perpetual Preferred Stock (the “Series B Stock”) payable to Series B Stockholders of record on May 1, 2014, the dividend will be paid on May 15, 2014.

The Company is currently in the process of repurchasing some of the Series B Stock from certain holders under privately negotiated agreements.  As previously disclosed, the repurchase price for such Series B Stock equals 94.75% of the liquidation value of the Series B Stock, or $947.50 per share, provided that the holders of shares enter into agreements to forbear payment of dividends due and to waive any rights to such dividend upon repurchase.  The Company is also repurchasing all shares of Series B Stock held by officers and directors of the Company on the same terms.  The Company will not pay any holder of the Series B Stock whose shares are being repurchased by the Company such holder’s pro rata share of the declared dividend on the Series B Stock.

Financial Highlights/Overview

First quarter net income before taxes of $3.4 million compared to income before taxes of $5.5 million in the same quarter of 2013.

•                  Year over year net income before tax declined on reduced net interest income, a smaller loan loss reserve release, a decline in securities sales gain and sharply lower residential mortgage banking revenue.  Reduced noninterest expense year over year in FDIC deposit insurance, general banking insurance and OREO valuation expenses provided benefit in 2014 compared to 2013.  First quarter income before taxes improved from the $32,000 loss in the fourth quarter of 2013.  Fourth quarter results reflect management action in December, 2013 after Volcker rule release leading to a $4.1 million loss on collateralized debt obligation (“CDO”) sales.

•                  The tax-equivalent net interest margin was 3.13% during the first quarter of 2014 compared to 3.18% in the same quarter of 2013.  The first quarter of 2014 margin was unchanged from the fourth quarter of 2013.

•                  Noninterest income of $6.3 million was $3.7 million lower for the quarter ended March 31, 2014, compared to first quarter 2013.  Operating categories were flat or down year over year, most notably residential mortgage banking revenue.  First quarter 2013 results incorporate benefit from the clawback of restricted stock and securities sales gains not matched in any manner in first quarter 2014.  On a linked quarter basis and excluding the loss on CDO sales recorded in 2013 fourth quarter, first quarter 2014 core noninterest income was lower than fourth quarter of 2013.

•                  Noninterest expenses of $17.5 million were 16.3% lower for the quarter ended March 31, 2014, compared to 2013, reflecting overall expense control and reduced expenses in most categories.  Occupancy expense increased $202,000 or 15.8% compared to first quarter 2013 on winter related expenses while advertising expenses are up $137,000 or 82.5%.  Notable reductions are found in FDIC insurance expense, OREO expenses (primarily from sharply reduced valuation expense) and general bank insurance.  All categories flat or down on a linked quarter comparison except occupancy expense on weather related expenses.

Capital Ratios Increased period end risk-based assets on higher loans, securities and changes in loan / securities portfolios composition toward higher risk weight instruments impact risk-based ratios.

	March 31,	December 31,	March 31,
	2014	2013	2013
The Bank’s leverage capital ratio	11.12%	10.97%	9.94%
The Bank’s total risk-based capital ratio	17.83%	18.04%	15.79%
The Company’s leverage capital ratio	7.29%	6.96%	5.11%
The Company’s total risk-based capital ratio	15.87%	15.88%	14.33%
The Company’s tangible common equity to tangible assets	3.68%	3.67%	0.05%

Asset Quality & Earning Assets

•                  Nonperforming loans declined by $1.2 million during the first quarter of 2014 to $38.6 million at March 31, 2014, from $39.8 million at December 31, 2013.  Nonperforming loan activity continued to reflect successful negotiations with guarantors, loan upgrades to accruing status and movement of selected credits to OREO.

•                  OREO declined from $41.5 million at December 31, 2013, to $40.2 million at March 31, 2014.  OREO dispositions totaling $5.6 million in the first quarter 2014 were somewhat offset by new OREO of $4.7 million.

•                  Loans increased $10.0 million in the same period on continued realization of opportunities previously identified in the commercial lending pipeline development.  Period end commercial loans and real estate commercial loans outstanding each grew in excess of 3% during the quarter.

•                  Securities held-to-maturity at amortized cost of $264.3 million at March 31, 2014, reflected one purchase in the quarter.  The end of first quarter total compares to $256.6 million held-to-maturity at year end 2013.  First quarter available-for-sale purchases included local school district tax anticipation warrants, corporate bonds and asset-backed investments backed by student loan obligations largely guaranteed by the U.S. Department of Education.  The first quarter purchase made in the held-to-maturity portfolio was a collateralized mortgage obligation.  First quarter sales were made from available-for-sale corporate bonds, asset-backed investments largely guaranteed by the U.S. Department of Education and collateralized mortgage obligations.  Securities available-for-sale at fair value increased $28.0 million reflecting net purchase activity during the first quarter of 2014.

Net Interest Income(1)

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended March 31, 2014, and 2013

(Dollar amounts in thousands - unaudited)

	2014			2013
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$23,775	$15	0.25%	$68,995	$42	0.24%
Securities:
Taxable	616,433	3,502	2.27	548,231	2,298	1.68
Non-taxable (tax equivalent)	18,561	228	4.91	10,002	183	7.32
Total securities	634,994	3,730	2.35	558,233	2,481	1.78
Dividends from FRB and FHLB stock	10,292	76	2.95	11,202	76	2.71
Loans and loans held-for-sale (1)	1,106,409	12,988	4.70	1,143,666	14,971	5.24
Total interest earning assets	1,775,470	16,809	3.79	1,782,096	17,570	3.94
Cash and due from banks	29,901	—	—	29,913	—	—
Allowance for loan losses	(27,102)	—	—	(38,994)	—	—
Other noninterest bearing assets	236,356	—	—	203,417	—	—
Total assets	$2,014,625			$1,976,432

Liabilities and Stockholders’ Equity
NOW accounts	$303,553	$64	0.09%	$291,051	$64	0.09%
Money market accounts	314,803	94	0.12	329,377	123	0.15
Savings accounts	234,353	41	0.07	221,889	41	0.07
Time deposits	468,138	1,321	1.14	505,685	1,853	1.49
Interest bearing deposits	1,320,847	1,520	0.47	1,348,002	2,081	0.63
Securities sold under repurchase agreements	24,539	1	0.02	20,264	1	0.02
Other short-term borrowings	4,111	1	0.10	43,833	19	0.17
Junior subordinated debentures	58,378	1,387	9.50	58,378	1,287	8.82
Subordinated debt	45,000	196	1.74	45,000	196	1.74
Notes payable and other borrowings	500	4	3.20	500	4	3.20
Total interest bearing liabilities	1,453,375	3,109	0.86	1,515,977	3,588	0.95
Noninterest bearing deposits	373,711	—	—	353,476	—	—
Other liabilities	38,966	—	—	33,585	—	—
Stockholders’ equity	148,573	—	—	73,394	—	—
Total liabilities and stockholders’ equity	$2,014,625			$1,976,432
Net interest income (tax equivalent)		$13,700			$13,982
Net interest income (tax equivalent) to total earning assets			3.13%			3.18%
Interest bearing liabilities to earning assets	81.86%			85.07%

(1) Interest income from loans is shown on a tax equivalent basis as discussed in the table on page 14 and includes fees of $550,000 and $671,000 for the first quarter of 2014 and 2013, respectively.  Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

Net interest and dividend income decreased approximately $300,000, from $13.9 million for the quarter ended March 31, 2013, to $13.6 million for the quarter ended March 31, 2014.  On a linked quarter basis, net interest and dividend income was essentially unchanged.  Average earning assets decreased $6.6 million from a rounded total of $1.78 billion for the quarter ended March 31, 2013.  Management continued to emphasize asset quality in marketable securities purchases and the year over year average volume for securities increased markedly.  While modest loan growth has been seen in each of the last two quarters, the year over year first quarter comparison for average loans shows a decrease.  The average loan decrease is comparable to the securities increase for the same time period.  Relationship officers continue to develop growth in loan pipelines that can be expected to generate future loan originations and realized loan volume.  While first quarter average securities were essentially unchanged on a linked quarter basis, first quarter 2014 average loans, excluding loans held-for-sale, increased $31.7 million quarter over quarter.

Asset Quality

Nonperforming loans consist of nonaccrual loans, nonperforming restructured accruing loans and loans 90 days or greater past due but still accruing.  Total nonperforming loans were $38.6 million at March 31, 2014, down slightly from $39.8 million at December 31, 2013.

Net charge offs for the first quarter of 2014 reflect decreased charge-off activity compared to the fourth quarter of 2013 as a result of continued management priority attention to portfolio quality.

	Classified loans as of			March 31, 2014 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2014	2013	2013	2013	2013
Real estate-construction	$6,430	$3,024	$12,656	$3,406	$(6,226)
Real estate-residential:
Investor	7,674	9,750	8,913	(2,076)	(1,239)
Owner occupied	6,847	7,699	10,463	(852)	(3,616)
Revolving and junior liens	3,645	3,971	5,722	(326)	(2,077)
Real estate-commercial, nonfarm	27,633	37,297	61,442	(9,664)	(33,809)
Real estate-commercial, farm	—	—	2,417	—	(2,417)
Commercial	455	481	747	(26)	(292)
Other	—	1	1	(1)	(1)
	$52,684	$62,223	$102,361	$(9,539)	$(49,677)

Classified loans include nonaccrual, performing troubled debt restructurings and all other loans considered substandard.  Classified loans of $52.7 million at March 31, 2014, were down from $62.2 million at year end 2013.  Classified assets include both classified loans and OREO.  Management monitors a ratio of classified assets to the sum of Bank Tier 1 capital and the allowance for loan and lease loss reserve.  This ratio reflects another measure of overall improvement in loan related asset quality.  This quarter’s decline in both classified loans and OREO as well as stronger Tier 1 capital again improved this ratio.  Specific measurement on nonaccrual loans reflects a March 31, 2014, nonaccrual total of $36.7 million down from $38.9 million at December 31, 2013.

The classified asset ratio summarizes these encouraging developments.  The classified asset ratio showed an improvement from 43.44% at December 31, 2013, to 38.44% at March 31, 2014, after standing at 82.94% at December 31, 2012.

Allowance for Loan and Lease Losses

The bank’s allowance for loan losses methodology generates an accounting estimate of loan and lease losses as of the financial statement date and incorporates management’s current judgments about the credit quality of the loan portfolio.  The methodology is disciplined and consistently applied.  It is subject to periodic review by the Company’s independent auditors and banking regulators.  No significant methodology changes were made in 2014.

The March 31, 2014, coverage ratio of the allowance for loan losses to nonperforming loans was 66.0% or a slight decrease from 68.6% as of December 31, 2013.  Under established and reviewed methodology, management updated the appropriate specific allocations in the first quarter after receiving more recent appraisal valuations or information on cash flow trends related to the impaired credits.  Specific allocations decreased markedly from December 31, 2013.  Loan balances subject to general factors increased at March 31, 2014, from year end 2013.  Management determined the estimated amount to include in the allowance for loan losses based upon a number of factors, including an evaluation of credit market circumstances, loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.

Given the improvement in the overall loan portfolio as discussed in the Asset Quality section, management concluded an additional $1.0 million reserve release in the quarter was appropriate.

Other Real Estate Owned

OREO decreased modestly by $1.3 million from $41.5 million at December 31, 2013, to $40.2 million at March 31, 2014.  OREO activity (property additions, disposals) as well as period valuation adjustments recorded in the first quarter of 2014, is specified below.  Overall, a net gain on sale of $386,000 was realized in the first quarter.

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands)	2014	2013	2013
Beginning balance	$41,537	$49,066	$72,423
Property additions	4,688	4,998	6,985
Development improvements	—	13	50
Less:
Property disposals	5,569	10,784	11,661
Period valuation adjustments	436	1,756	2,134
Other real estate owned	$40,220	$41,537	$65,663

In management’s judgment, an adequate property valuation allowance has been established to present OREO at current estimates of fair value less costs to sell; however, there can be no assurance that additional losses will not be incurred on dispositions or updates to valuation in the future.

OREO Properties by Type

	March 31, 2014		December 31, 2013		March 31, 2013
(in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Single family residence	$4,730	12%	$4,658	11%	$9,854	15%
Lots (single family and commercial)	14,298	36%	15,020	36%	26,130	40%
Vacant land	3,135	8%	3,135	8%	4,610	7%
Multi-family	5,045	12%	1,783	4%	2,134	3%
Commercial property	13,012	32%	16,941	41%	22,935	35%
Total OREO properties	$40,220	100%	$41,537	100%	$65,663	100%

In first quarter, the most significant changes in OREO holdings were a decrease in commercial properties and an increase in multi-family properties.  Vacant land is unchanged from year end 2013.  Of note, one commercial property of five lots valued in total at $1.0 million has been in OREO for over five years.

Noninterest Income

	Three Months Ended			March 31, 2014 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2014	2013	2013	2013	2013
Trust income	$1,459	$1,673	$1,491	$(214)	$(32)
Service charges on deposits	1,720	1,877	1,677	(157)	43
Residential mortgage banking revenue	727	1,858	2,450	(1,131)	(1,723)
Securities (loss) gains, net	(69)	14	1,453	(83)	(1,522)
Loss on sale of CDO	—	(4,117)	—	4,117	—
Total securities (loss) gains, net	(69)	(4,103)	1,453	4,034	(1,522)
Increase in cash surrender value of bank-owned life insurance	358	405	407	(47)	(49)
Debit card interchange income	830	893	792	(63)	38
Other income	1,296	1,263	1,737	33	(441)
Total noninterest income	$6,321	$3,866	$10,007	$2,455	$(3,686)

Excluding the fourth quarter 2013 $4.1 million loss on CDO sales, noninterest income decreased in the first quarter of 2014 from the fourth quarter of 2013.  Operationally, residential mortgage banking revenue decreased sharply in the first quarter of 2014 from the fourth quarter of 2013 while other categories were essentially flat to down.  Similar results are found comparing first quarter 2014 to first quarter 2013 with the additional consideration that securities sales recorded a small loss in first quarter 2014 compared to a gain of $1.5 million in first quarter 2013.

Noninterest Expense

	Three Months Ended			March 31, 2014 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2014	2013	2013	2013	2013
Salaries	$6,872	$7,141	$6,715	$(269)	$157
Bonus	709	686	659	23	50
Benefits and others	1,520	1,353	1,658	167	(138)
Total salaries and employee benefits	9,101	9,180	9,032	(79)	69
Occupancy expense, net	1,481	1,245	1,279	236	202
Furniture and equipment expense	983	990	1,144	(7)	(161)
FDIC insurance	279	981	1,035	(702)	(756)
General bank insurance	489	489	849	—	(360)
Amortization of core deposit intangible assets	512	525	525	(13)	(13)
Advertising expense	303	384	166	(81)	137
Debit card interchange expense	378	361	344	17	34
Legal fees	257	642	323	(385)	(66)
Other real estate owned expense, net	1,008	1,804	3,097	(796)	(2,089)
Other expense	2,725	3,472	3,144	(747)	(419)
Total noninterest expense	$17,516	$20,073	$20,938	$(2,557)	$(3,422)

All categories of noninterest expense were essentially flat or down in the first quarter from the prior quarter, except for weather related occupancy expense.  Most notably, expense related to FDIC assessment is down sharply in part because of the lifting of our written agreement with the Federal Reserve and our consent order with the OCC.  Further, legal expense is lower as a result of fewer problem loan or OREO issues and appropriately comprehensive expense accrual in fourth quarter 2013.  Similarly, other OREO expense is lower based on improved market values leading to reduced valuation expenses.  All other noninterest expense is down quarter over quarter on appropriately robust accruals in fourth quarter of last year.  All categories are flat to down year over year except occupancy as discussed and advertising on programs for consumer products.  All expense information in this release incorporates a year end 2013 reporting period Company decision to reclassify OREO revenues to noninterest expense.

Additional Loan Detail

	Major Classification of Loans as of			March 31, 2014 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2014	2013	2013	2013	2012
Commercial	$98,321	$94,736	$84,332	$3,585	$13,989
Real estate - commercial	579,297	560,233	566,349	19,064	12,948
Real estate - construction	32,016	29,351	40,698	2,665	(8,682)
Real estate - residential	375,781	390,201	394,599	(14,420)	(18,818)
Consumer	2,837	2,760	2,908	77	(71)
Overdraft	301	628	584	(327)	(283)
Lease financing receivables	9,227	10,069	8,574	(842)	653
Other	13,019	12,793	15,022	226	(2,003)
	1,110,799	1,100,771	1,113,066	10,028	(2,267)
Net deferred loan costs	438	485	236	(47)	202
	$1,111,237	$1,101,256	$1,113,302	$9,981	$(2,065)

First quarter loan production resulted in a $10.0 million increase in loans outstanding from year end.  Period end commercial loans increased 3.8% in the quarter while commercial real estate loans recorded 3.4% growth.  The Company emphasized owner occupied higher quality investment real estate transactions.  Further, emphasis was placed on transactions in our core market area that the Company expects will develop as long term relationship opportunities.  Continued slow paced demand from qualified borrowers, borrower reluctance to drawdown on existing credit lines and the competitive landscape hindered growth in the loan portfolio.  Management continued to emphasize loan portfolio quality and reductions in transactional business.  Current client relationships more closely reflect core clientele with resulting reduction in portfolio runoff.

Additional Securities Detail

	As of			March 31, 2014 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2014	2013	2013	2013	2013
Securities available-for-sale, at fair value
U.S. Treasury	$1,540	$1,544	$1,502	$(4)	$38
U.S. government agencies	1,665	1,672	69,265	(7)	(67,600)
U.S. government agency mortgage-backed	—	—	76,352	—	(76,352)
States and political subdivisions	26,459	16,794	27,015	9,665	(556)
Corporate bonds	31,272	15,102	38,579	16,170	(7,307)
Collateralized mortgage obligations	51,124	63,876	131,669	(12,752)	(80,545)
Asset-backed securities	288,152	273,203	220,737	14,949	67,415
Collateralized debt obligations	—	—	10,627	—	(10,627)
Total securities available-for-sale	$400,212	$372,191	$575,746	$28,021	$(175,534)
Securities held-to-maturity, at amortized cost
U.S. government agency mortgage-backed	$35,292	$35,268	$—	$24	$35,292
Collateralized mortgage obligations	229,006	221,303	—	7,703	229,006
Total securities held-to-maturity	$264,298	$256,571	$—	$7,727	$264,298

Total securities	$664,510	$628,762	$575,746	$35,748	$88,764

Total securities increased from $628.8 million at December 31, 2013 to $664.5 million at March 31, 2014. Held-to-Maturity (“HTM”) securities of $256.6 million at December 31, 2013 saw only one purchase in the quarter — a $9.2 million collateralized mortgage obligation to end the quarter at $264.3 million.  Available-for-Sale (“AFS”) securities were $372.2 million at December 31, 2013 with purchase activity of two Tax Anticipation Warrants from a local school district, $20 million in corporate bonds and $32.9 million in asset-backed securities backed by student loan paper guaranteed by the U.S. Department of Education.  AFS security sales activity for the quarter included $16.6 million in asset-backed securities (backed by government guaranteed student loan paper), an $11.5 million collateralized mortgage obligation and $3.7 million in corporate bonds.  Period sales of AFS securities (corporates and student loan asset backed) resulted in total AFS securities of $400.2 million at March 31, 2014.

First quarter securities activity increased the Company’s March 31, 2014, risk weighted assets from December 31, 2013.  Increased total holdings and greater amounts of higher risk weighted investments caused the increase in risk weighted assets as reflected in risk based capital ratios.  See table above, most notably corporate bonds and state/political subdivisions detail lines.

Additionally, the Company owned securities from five issuers where each issuer holding exceeded 10% of total stockholders’ equity by a sizable dollar amount.  Company investment managers have assessed the quality of the issuers to confirm that underwriting standards meet expectation and requirement under Investment Policy.  Further, much of this volume is guaranteed by the U. S. Department of Education.

Deposits Detail

	As Of			March 31, 2014 Dollar Change From
	March 31,	December 31,	March 31,	December 31,	March 31,
(in thousands)	2014	2013	2013	2013	2013
Noninterest bearing	$387,090	$373,389	$351,328	$13,701	$35,762
Savings	244,944	228,589	230,771	16,355	14,173
NOW accounts	309,385	297,852	303,385	11,533	6,000
Money market accounts	318,192	309,859	331,707	8,333	(13,515)
Certificates of deposits:
of less than $100,000	282,569	288,345	312,193	(5,776)	(29,624)
of $100,000 or more	182,101	184,094	188,872	(1,993)	(6,771)
	$1,724,281	$1,682,128	$1,718,256	$42,153	$6,025

The Company experienced an increase in total deposits compared to year end 2013 reflecting seasonal trends.  The end of first quarter 2014 total is essentially unchanged from the year ago metric.  The availability of other liquidity sources reduced the need for deposit funding.

Borrowings

The Company’s borrowings at the FHLBC require the Bank to be a member and invest in the stock of the FHLBC and total borrowings are generally limited to the lower of 35% of total assets or 60% of the book value of certain mortgage loans.  As of March 31, 2014, the Bank took an advance of $20.0 million at 0.13% interest.  That advance was repaid in early April.

At March 31, 2014 the Company continued to be out of compliance with one of the financial covenants contained in the debt agreement supporting the $45.5 million credit facility with a correspondent bank.  Prior to 2013, the Company had been out of compliance with two of the financial covenants.  The Company has timely made all required interest payments on the outstanding principal amounts.

Capital

As of March 31, 2014, total stockholders’ equity was $149.5 million, which was an increase of $1.8 million from $147.7 million as of December 31, 2013.  Total stockholders’ equity benefited by the Company not declaring and accruing a dividend for the first quarter of 2014 on its Series B Stock.

At March 31, 2014, the Bank’s Tier 1 capital leverage ratio was 11.12%, up 15 basis points from December 31, 2013.  The Bank’s total capital ratio was 17.83%, down 21 basis points from December 31, 2013.  The Company’s regulatory capital ratios of total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 capital to average assets increased to 15.87%, 10.85% and 7.29%, respectively, compared to 15.88%, 10.65% and 6.96%, respectively, at December 31, 2013.  The Company, on a consolidated basis, exceeded the minimum capital ratios to be deemed “well capitalized” at March 31, 2014.

The Bank is subject to the risk-based capital regulatory guidelines, which include the methodology for calculating the risk-weighting of the Bank’s assets, developed by the OCC and the other bank regulatory agencies.  In connection with the current economic environment, the Bank’s current level of nonperforming assets and the risk-based capital guidelines, the Bank’s board of directors has determined that the Bank should maintain a Tier 1 leverage capital ratio at or above eight percent (8%) and a total risk-based capital ratio at or above twelve percent (12%).  The Bank currently exceeds those thresholds.

At March 31, 2014, the Company, on a consolidated basis, exceeded the minimum thresholds to be considered “adequately capitalized” under current regulatory defined capital ratios.  The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Generally, if adequately capitalized, regulatory approval is not required to accept brokered deposits.  In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets increased to 3.68% at March 31, 2014, compared to 3.67% at December 31, 2013.  The Tier 1 common equity to risk weighted assets increased to 1.27% at March 31, 2014, compared to 0.77% at December 31, 2013.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results or cause actual results to differ substantially from those discussed or implied in forward looking statements contained in this release, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	As of and for the
	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Summary Statements of Operations:
Net interest and dividend income	$13,595	$13,902	$13,675
Release for loan losses	(1,000)	(2,500)	(2,500)
Noninterest income	6,321	10,007	3,866
Noninterest expense	17,516	20,938	20,073
Provision (benefit) for income taxes	1,198	—	(245)
Net income	2,202	5,471	213
Net income (loss) available to common stockholders	630	4,182	(1,128)

Key Ratios (annualized):
Return on average assets	0.44%	1.12%	0.04%
Return to common stockholders on average assets	0.13%	0.86%	(0.22)%
Return on average equity	6.01%	30.23%	0.59%
Net interest margin (non-GAAP tax equivalent)(1)	3.13%	3.18%	3.13%
Efficiency ratio (non-GAAP tax equivalent)(1)	79.63%	76.87%	81.62%
Tangible common equity to tangible assets(2)	3.68%	0.05%	3.67%
Tier 1 common equity to risk weighted assets(2)	1.27%	0.20%	0.77%
Company total capital to risk weighted assets (3)	15.87%	14.33%	15.88%
Company tier 1 capital to risk weighted assets (3)	10.85%	7.46%	10.65%
Company tier 1 capital to average assets	7.29%	5.11%	6.96%
Bank total capital to risk weighted assets (3)	17.83%	15.79%	18.04%
Bank tier 1 capital to risk weighted assets (3)	16.58%	14.52%	16.78%
Bank tier 1 capital to average assets	11.12%	9.94%	10.97%

Per Share Data:
Basic (loss) earnings per share	$0.04	$0.30	$(0.08)
Diluted (loss) earnings per share	$0.04	$0.30	$(0.08)
Dividends declared per share	$0.00	$0.00	$0.00
Common book value per share	$5.50	$0.27	$5.37
Tangible common book value per share	$5.45	$0.07	$5.29
Ending number of shares outstanding	13,917,508	13,882,910	13,917,108
Average number of shares outstanding	13,921,023	14,076,114	13,917,108
Diluted average shares outstanding	14,081,634	14,157,523	14,087,608

End of Period Balances:
Loans	$1,111,237	$1,113,302	$1,101,256
Deposits	1,724,281	1,718,256	1,682,128
Stockholders’ equity	149,488	75,854	147,692
Total earning assets	1,802,788	1,770,546	1,758,582
Total assets	2,059,419	1,954,044	2,004,034

Average Balances:
Loans	$1,104,065	$1,138,579	$1,072,320
Deposits	1,694,558	1,701,478	1,684,836
Stockholders’ equity	148,573	73,394	142,546
Total earning assets	1,775,470	1,782,096	1,745,736
Total assets	2,014,625	1,976,432	1,999,325

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending March 31, 2014, March 31, 2013, and December 31, 2013, respectively, are presented on page 14 .

(2) The information necessary to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, is presented on page 15.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations, including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)	(audited)
	March 31,	December 31,
	2014	2013
Assets
Cash and due from banks	$40,245	$33,210
Interest bearing deposits with financial institutions	14,242	14,450
Cash and cash equivalents	54,487	47,660
Securities available-for-sale, at fair value	400,212	372,191
Securities held-to-maturity, at amortized cost	264,298	256,571
Total securities	664,510	628,762
Federal Home Loan Bank and Federal Reserve Bank stock	10,292	10,292
Loans held-for-sale	2,507	3,822
Loans	1,111,237	1,101,256
Less: allowance for loan losses	25,476	27,281
Net loans	1,085,761	1,073,975
Premises and equipment, net	45,716	46,005
Other real estate owned, net	40,220	41,537
Mortgage servicing rights, net	5,614	5,807
Core deposit intangible, net	665	1,177
Bank-owned life insurance (BOLI)	55,768	55,410
Deferred tax assets, net	74,453	75,303
Other assets	19,426	14,284
Total assets	$2,059,419	$2,004,034

Liabilities
Deposits:
Noninterest bearing demand	$387,090	$373,389
Interest bearing:
Savings, NOW, and money market	872,521	836,300
Time	464,670	472,439
Total deposits	1,724,281	1,682,128
Securities sold under repurchase agreements	23,212	22,560
Other short-term borrowings	20,000	5,000
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	38,560	42,776
Total liabilities	1,909,931	1,856,342

Stockholders’ Equity
Preferred stock	73,000	72,942
Common stock	18,840	18,830
Additional paid-in capital	66,297	66,212
Retained earnings	94,693	92,549
Accumulated other comprehensive loss	(7,493)	(7,038)
Treasury stock	(95,849)	(95,803)
Total stockholders’ equity	149,488	147,692
Total liabilities and stockholders’ equity	$2,059,419	$2,004,034

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)
	Three Months Ended
	March 31,
	2014	2013
Interest and Dividend Income
Loans, including fees	$12,938	$14,914
Loans held-for-sale	25	41
Securities, taxable	3,502	2,298
Securities, tax exempt	148	119
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	76	76
Interest bearing deposits with financial institutions	15	42
Total interest and dividend income	16,704	17,490
Interest Expense
Savings, NOW, and money market deposits	199	228
Time deposits	1,321	1,853
Securities sold under repurchase agreements	1	1
Other short-term borrowings	1	19
Junior subordinated debentures	1,387	1,287
Subordinated debt	196	196
Notes payable and other borrowings	4	4
Total interest expense	3,109	3,588
Net interest and dividend income	13,595	13,902
Release for loan losses	(1,000)	(2,500)
Net interest and dividend income after provision for loan losses	14,595	16,402
Noninterest Income
Trust income	1,459	1,491
Service charges on deposits	1,720	1,677
Secondary mortgage fees	112	230
Mortgage servicing gain, net of changes in fair value	(47)	244
Net gain on sales of mortgage loans	662	1,976
Securities (losses) gains, net	(69)	1,453
Increase in cash surrender value of bank-owned life insurance	358	407
Debit card interchange income	830	792
Other income	1,296	1,737
Total noninterest income	6,321	10,007
Noninterest Expense
Salaries and employee benefits	9,101	9,032
Occupancy expense, net	1,481	1,279
Furniture and equipment expense	983	1,144
FDIC insurance	279	1,035
General bank insurance	489	849
Amortization of core deposit	512	525
Advertising expense	303	166
Debit card interchange expense	378	344
Legal fees	257	323
Other real estate expense, net	1,008	3,097
Other expense	2,725	3,144
Total noninterest expense	17,516	20,938
Income before income taxes	3,400	5,471
Provision for income taxes	1,198	—
Net income	2,202	5,471
Preferred stock dividends and accretion of discount	1,572	1,289
Net income available to common stockholders	$630	$4,182

Basic income per share	$0.04	$0.30
Diluted income per share	0.04	0.30

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Net Interest Margin
Interest income (GAAP)	$16,704	$17,490	$16,894
Taxable equivalent adjustment:
Loans	25	16	18
Securities	80	64	79
Interest income (TE)	16,809	17,570	16,991
Interest expense (GAAP)	3,109	3,588	3,219
Net interest income (TE)	$13,700	$13,982	$13,772
Net interest income (GAAP)	$13,595	$13,902	$13,675
Average interest earning assets	$1,775,470	$1,782,096	$1,745,736
Net interest margin (GAAP)	3.11%	3.16%	3.11%
Net interest margin (TE)	3.13%	3.18%	3.13%

Efficiency Ratio
Noninterest expense	$17,516	$20,938	$20,073
Less amortization of core deposit, net	512	525	525
Less other real estate expense, net	1,008	3,097	1,804
Adjusted noninterest expense	15,996	17,316	17,744
Net interest income (GAAP)	13,595	13,902	13,675
Taxable-equivalent adjustment:
Loans	25	16	18
Securities	80	64	79
Net interest income (TE)	13,700	13,982	13,772
Noninterest income	6,321	10,007	3,866
Less litigation related income	2	11	1
Less securities (losses) gain, net	(69)	1,453	(4,103)
Adjusted noninterest income, plus net interest income (TE)	20,088	22,525	21,740
Efficiency ratio	79.63%	76.87%	81.62%

	(unaudited)		(unaudited)
	As of March 31,		December 31,
(dollars in thousands)	2014	2013	2013

Tier 1 capital
Total stockholders’ equity	$149,488	$75,854	$147,692
Tier 1 adjustments:
Trust preferred securities	52,327	26,019	51,577
Cumulative other comprehensive loss	7,493	2,202	7,038
Disallowed intangible assets	(665)	(2,751)	(1,177)
Disallowed deferred tax assets	(66,139)	—	(70,350)
Other	(561)	(447)	(581)
Tier 1 capital	$141,943	$100,877	$134,199

Total capital
Tier 1 capital	$141,943	$100,877	$134,199
Tier 2 additions:
Allowable portion of allowance for loan losses	16,467	17,162	15,898
Additional trust preferred securities disallowed for tier 1 captial	4,298	30,606	5,048
Subordinated debt	45,000	45,000	45,000
Tier 2 additions subtotal	65,765	92,768	65,946
Allowable Tier 2	65,765	92,768	65,946
Other Tier 2 capital components	(6)	(6)	(6)
Total capital	$207,702	$193,639	$200,139

Tangible common equity
Total stockholders’ equity	$149,488	$75,854	$147,692
Less: Preferred equity	73,000	72,130	72,942
Intangible assets	665	2,751	1,177
Tangible common equity	$75,823	$973	$73,573

Tier 1 common equity
Tangible common equity	$75,823	$973	$73,573
Tier 1 adjustments:
Cumulative other comprehensive loss	7,493	2,202	7,038
Other	(66,700)	(447)	(70,931)
Tier 1 common equity	$16,616	$2,728	$9,680

Tangible assets
Total assets	$2,059,419	$1,954,044	$2,004,034
Less:
Intangible assets	665	2,751	1,177
Tangible assets	$2,058,754	$1,951,293	$2,002,857

Total risk-weighted assets
On balance sheet	$1,268,368	$1,316,171	$1,224,438
Off balance sheet	40,009	35,327	36,023
Total risk-weighted assets	$1,308,377	$1,351,498	$1,260,461

Average assets
Total average assets for leverage	$1,947,260	$1,973,234	$1,927,217